EXHIBIT 99.5.2



Moody's Investors Service
99 Church Street
New York, NY 10007


April 30, 1997


MBIA Insurance Corporation
113 King Street
Armonk, New York 10504

RE: Empire State Municipal Exempt
Trust, Guaranteed Series 135

Gentlemen:

Moody's Investors Service has assigned the rating of Aaa (MBIA Insurance Corp.) to each of the bonds insured by MBIA Insurance Corporation, comprising Empire State Municipal Exempt Trust, Guaranteed Series 135. The rating is based upon an insurance policy provided by MBIA Insurance Corporation. The rating applies to each bond only while it is held in such trust.

Please send us a final Prospectus when available. Should you have any questions regarding the above, please do not hesitate to contact the assigned analyst, Margaret
Kessler, at (212) 553-7884.

Sincerely yours,

Laura Levenstein
Vice President and Managing
Director


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